Filed Pursuant to Rule 424(b)(4)

Registration No. 333-290917

Prospectus Supplement No. 1 to Prospectus dated November 25, 2025

$150,000,000

SC II Acquisition Corp.

15,000,000 Units

This Prospectus Supplement No. 1 (this “Supplement”) relates to the prospectus of SC II Acquisition Corp. (the “Company”), dated November 25, 2025 (the “Prospectus”), relating to the initial public offering of the Company’s securities.

This Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Supplement supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Supplement is being filed to update and supplement the information contained in the table that sets forth the names of the underwriters appearing in the “Underwriting” section on page 189 of the Prospectus as follows:

Underwriters	Number of Units
D. Boral Capital LLC	14,900,000
Dominari Securities LLC	50,000
Bancroft Capital, LLC	50,000
Total	15,000,000

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 47 for a discussion of information that should be considered in connection with an investment in our securities. Investors will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 4, 2025